Exhibit 99.1
Press Release

FOR IMMEDIATE RELEASE	November 18, 2010
Primo Water Corporation Announces Underwriters’
Exercise of Over-Allotment Option and
Completion of Initial Public Offering
(WINSTON-SALEM, NC, November 18, 2010) — Primo Water Corporation (Nasdaq: PRMW) today announced that the underwriters of its initial public offering have exercised in full their over-allotment option to purchase an additional 1,250,000 shares of common stock. The option was granted in connection with the Company’s initial public offering of 8,333,333 shares of its common stock at $12.00 per share, which closed November 10, 2010. The issuance of the additional 1,250,000 shares upon the exercise of the over-allotment option closed today. The net proceeds from the initial public offering, including the exercise of the over-allotment option, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $104.7 million.
The approximately $14.0 million net cash proceeds from the underwriters’ exercise of the over-allotment option is being added to the cash portion of the purchase price for the assets the Company purchased from Culligan Store Solutions, LLC and Culligan of Canada, Ltd. related to their business of providing reverse osmosis water filtration systems that generate filtered water for refill vending machines and store-use water services in the United States and Canada. Correspondingly, the number of shares of common stock the Company is issuing to Culligan in connection with the asset purchase is being decreased by an amount equal to the net cash proceeds received by the Company upon the exercise of the over-allotment option. As a result, the approximately $105.0 million purchase price for the Culligan refill business is comprised of approximately $74.0 million in cash and 2,587,500 shares of the Company’s common stock. The Company’s purchase of the Culligan refill business closed on November 10, 2010.
Stifel Nicolaus Weisel acted as sole book-running manager for the offering, and BB&T Capital Markets, Janney Montgomery Scott and Signal Hill acted as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on November 4, 2010. The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling 415-364-2720.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Primo Water Corporation is a rapidly growing provider of three- and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers nationwide. The Company’s products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified water.
For more information:
Mark Castaneda
Chief Financial Officer and Secretary
Primo Water Corporation
(336) 331-4000